Exhibit 99.1

Dril-Quip, Inc. Announces Second Quarter 2018 Results

•	Generated $94.9 million of revenue, a quarter-on-quarter decrease of 4% and consistent with general guidance

•	Reported a net loss of $3.0 million, or $0.08 loss per diluted share, including gains of $0.16 per share

•	Incurred an adjusted net loss of $8.8 million excluding gains, or $0.24 loss per diluted share

•	Generated net cash provided by operating activities of $12.1 million

•	Reported cash on hand of $493.4 million as of June 30, 2018

•	Completed $9.8 million in common stock repurchases at an average price of $45 per share

•	Maintained clean balance sheet with no debt as of June 30, 2018

•	Signed LOI with Premier Oil to provide subsea production systems for Sea Lion Phase 1

•	Targeting $40 million to $50 million of annualized cost reductions by the fourth quarter of 2019

HOUSTON - July 26, 2018 / GlobeNewswire - Dril-Quip, Inc. (NYSE: DRQ) today reported operational and financial results for the second quarter of 2018.

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, commented, “In the second quarter, Dril-Quip generated positive Adjusted EBITDA of $1.6 million while the offshore environment remained challenged worldwide. Our experiences still lead us to believe near-term oil prices and the offshore rig environment will remain uncertain through 2018. Despite this, our cash position remained strong at $493.4 million as of June 30, 2018, which, coupled with our debt-free balance sheet, positions us to continue executing our long-term strategy.

“Subsequent to quarter-end, Dril-Quip entered into a Letter of Intent with Premier Oil Exploration and Production Limited to supply subsea production systems for the Sea Lion Phase 1 development located offshore the Falkland Islands. The scope of this project includes plans for 23 subsea production systems, including wellheads, trees, control systems, associated production and injection manifolds, subsea umbilicals and related services. Pre-sanction engineering work is expected to begin in August 2018. Formal contract award will be subject to agreement of a definitive contract and Premier making a final investment decision. We believe that our new product development efforts with respect to our subsea tree products served as a key element of our inclusion in the project. Also, consistent with our overall strategy, our clean balance sheet enables us to provide Premier with vendor financing for a portion of the contract. We are pleased that Premier has chosen Dril-Quip to be their trusted provider of subsea equipment for this upcoming project.

“Looking forward to the rest of 2018, our expectation is that the Company’s revenue will be between $80 million and $90 million per quarter as a result of book and ship orders moving into 2019. This outlook would support annual revenue of $350 million to $370 million and is consistent with our view that we are currently working through the trough while focusing on the expansion of backlog throughout the year, assuming sustained WTI prices at current levels. The Company’s backlog was $266.7 million and $260.9 million as of March 31, 2018 and June 30, 2018, respectively. We continue to closely monitor several significant projects that have reached the later stages of planning and award but await finalization of financing. Although incremental, project-based bookings are expected in the remainder of 2018, the Company does not anticipate these bookings to materially impact 2018 revenue.

“Operationally, the Company continues to focus on managing costs. Earlier this year, the Company embarked on a global Lean Initiative program that will allow the Company to realize improved product delivery, lower working capital requirements and, ultimately, expansion of margins. This ongoing Lean Initiative program is part of a comprehensive strategic analysis of our structural cost base to streamline operations for any commodity price environment. As a result of our analysis, we are targeting $40 million to $50 million of annualized cost savings with initial benefit starting in early 2019 and full realization by the end of next year. Further details around these cost savings will be provided in subsequent quarters as we progress with these efforts.

“In July of 2016, our Board authorized the repurchase of up to $100 million of common stock with no defined time limit. We review the market valuation of our Company on an ongoing basis, and in the second quarter, we concluded that it was appropriate to initiate repurchases. During that time period, we repurchased $9.8 million in common stock, and we will continue to review additional opportunities to create shareholder value.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “2nd Quarter 2018 Supplemental Earnings Information” to its website, www.dril-quip.com, in the Presentations section under the Investors link.

Second Quarter Segment Review and Financial Discussion

Consolidated revenue was down $4.3 million quarter-on-quarter, a decrease of 4% and in line with Company guidance.

Western Hemisphere revenue increased sequentially by $3.6 million, or 6%. This was primarily driven by higher fabricated joint sales and increased service activity.

Eastern Hemisphere revenue decreased sequentially by $6.8 million, or 23%, largely due to lower book and ship activity as compared to the first quarter.

Asia-Pacific revenue declined sequentially by $1.1 million, or 9%, as late delivery charges on the Kangean project in Indonesia were incurred, and other deliveries were extended into future quarters.

Net loss was $3.0 million, resulting in a $0.08 loss per diluted share. The Company recorded higher tax expense due to the mix of income from certain international jurisdictions. Adjusted net loss was $8.8 million, or $0.24 per diluted share, after excluding $0.16 per share for gains related to foreign currency and the sale of assets.

Adjusted EBITDA decreased sequentially by $6.2 million, or 79%, due to the decrease in revenue and maintaining the current cost base. The Company is addressing its current cost base by executing the previously mentioned cost reduction actions.

Balance Sheet

Dril-Quip’s cash on hand was $493.4 million, which together with the asset-based lending (ABL) facility that the Company executed on February 23, 2018, resulted in approximately $556 million of available liquidity. This liquidity provides both financial and operational flexibility through the current downturn and allows the Company to quickly capitalize on opportunities when the market rebounds. This robust cash position also allows management and the Board to continue to execute on Dril-Quip’s long-term strategy of investing in research and development, supporting the anticipated upturn, opportunistically returning cash to shareholders, and pursuing complementary acquisitions.

Share Repurchases

On July 26, 2016, the Board of Directors authorized up to $100 million in share repurchases with no set expiration date. During the second quarter of 2018, the Company repurchased $9.8 million, or 219,102 shares, of common stock at an average price of $45 as part of ongoing efforts to create value for shareholders. The maximum dollar value remaining that may yet be repurchased is $90.2 million as of June 30, 2018. The Company will continue to look for appropriate opportunities to repurchase additional shares from time to time in the future.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of commencing new project work, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

SOURCE: Dril-Quip, Inc.

Trevor Ashurst, Manager of Investor Relations, (713) 939-7711

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(In thousands, except per share data)
Revenues:
Products	$64,719	$71,045	$102,092
Services	30,142	28,128	25,830

Total revenues	94,861	99,173	127,922
Costs and expenses:
Cost of sales	69,443	67,750	87,549
Selling, general and administrative	23,739	28,253	31,267
Engineering and product development	10,526	9,447	10,308
Gain on sale of assets	(5,099)	—	(88)

Total costs and expenses	98,609	105,450	129,036
Operating income (loss)	(3,748)	(6,277)	(1,114)
Interest income	2,275	1,797	1,070
Interest expense	(151)	(2)	(18)
Income tax provision (benefit)	1,418	2,901	(77)

Net income (loss)	$(3,042)	$(7,383)	$15

Earnings (loss) per share	$(0.08)	$(0.20)	$—

Depreciation and amortization	$9,001	$8,241	$12,881

Capital expenditures	$9,034	$10,571	$8,089

Dril-Quip, Inc.

Unaudited Non-GAAP Financial Measures

Adjusted Net Income and EPS:	Three months ended
	June 30, 2018		March 31, 2018		June 30, 2017
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share data)
Net income (loss)	$(3,042)	$(0.08)	$(7,383)	$(0.20)	$15	$—

Adjustments (after tax)
Reverse the effect of foreign currency	(1,703)	(0.05)	1,059	0.03	2,988	0.08
Restructuring costs	—	—	474	0.01	—	—
Gain on sale of assets	(4,028)	(0.11)	—	—	—	—
Add back severance payments	—	—	—	—	247	0.01

Adjusted net income (loss)	$(8,773)	$(0.24)	$(5,850)	$(0.16)	$3,250	$0.09

	Three months ended
Adjusted EBITDA	June 30, 2018	March 31, 2018	June 30, 2017
	(In thousands)
Net Income (Loss)	$(3,042)	$(7,383)	$15
Add:
Interest (income) expense	(2,124)	(1,795)	(1,052)
Income tax expense (benefit)	1,418	2,901	(77)
Depreciation and amortization expense	9,001	8,241	12,881
Restructuring costs	—	600	—
Gain on sale of assets	(5,099)	—	—
Foreign currency loss (gain)	(2,155)	1,304	3,689
Severance costs	—	—	305
Stock compensation expense	3,611	3,974	3,567

Adjusted EBITDA	$1,610	$7,842	$19,328

Free Cash Flow:	Three months ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(In thousands)
Net cash provided by operating activities	$12,078	$11,388	$27,224
Less:
Purchase of property, plant and equipment	(9,034)	(10,571)	(8,089)

Free Cash Flow	$3,044	$817	$19,135